Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TRADESTATION GROUP, INC.

at

$9.75 Net Per Share

by

FELIX 2011 ACQUISITION SUB, INC.

a wholly-owned direct subsidiary

of

MONEX GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2011, UNLESS THE OFFER IS EXTENDED.

May 10, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Felix 2011 Acquisition Sub, Inc. (“Purchaser”), a Florida corporation and a wholly-owned, direct subsidiary of Monex Group, Inc. (“Monex”), a joint stock corporation (kabushiki kaisha) incorporated under the laws of Japan, to act as Information Agent in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of TradeStation Group, Inc. (“TradeStation”), a Florida corporation, at a purchase price of $9.75 per Share, in cash, net to seller, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the offer to purchase, dated May 10, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated May 10, 2011.

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding).

3. The notice of guaranteed delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. The letter to shareholders of TradeStation from Salomon Sredni, Chief Executive Officer of TradeStation, accompanied by TradeStation’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 20, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Monex, Purchaser and TradeStation. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into TradeStation (the “Merger”), with TradeStation continuing as the surviving corporation and a wholly-owned subsidiary of Monex.

The Board of Directors of TradeStation (the “TradeStation Board”) has unanimously (i) determined that the Offer, the Merger, the Top-Up Option (as defined in the Offer to Purchase) and the other transactions contemplated in the Merger Agreement are fair to and in the best interests of TradeStation and its shareholders and (ii) adopted and approved the Merger Agreement in accordance with the Florida Business Corporation Act and declared advisable the Merger Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated in the Merger Agreement. The TradeStation Board recommends that TradeStation’s shareholders accept the Offer and tender their Shares in the Offer and, to the extent required to consummate the Merger, approve the Merger Agreement (including the plan of merger) and the Merger. TradeStation has been advised that all of TradeStation’s executive officers and members of the TradeStation Board currently intend to tender or cause to be tendered all of their Shares held of record or beneficially owned by them pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority and Shares which may be retained in order to facilitate estate and tax planning dispositions) and/or, if necessary, to vote such Shares in favor of the Merger Agreement.

The Offer is conditioned upon, among other things:

•

there being validly tendered in the Offer, and not validly withdrawn prior to any then-scheduled expiration date of the Offer, that number of Shares which, together with the Shares beneficially owned by Monex or Purchaser (other than Shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) (if any), represents at least a majority of the Shares then outstanding determined on a fully diluted basis;

•

the receipt of the approvals or clearances under U.S. antitrust laws applicable to the transactions contemplated by the Merger Agreement, the receipt by Purchaser and Monex of the approvals and consents from the Financial Industry Regulatory Authority and the United Kingdom Financial Services Authority with respect to the transactions contemplated by the Merger Agreement, and if, following any discussions by Monex with the Committee on Foreign Investment in the United States (“CFIUS”) staff with respect to the transactions contemplated by the Merger Agreement, the CFIUS staff has requested review of the transaction, then the conclusion of review by CFIUS under the Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, with no action having been taken by the President of the United States of America to block or prevent the consummation of the transactions contemplated by the Merger Agreement; and

•

the receipt of all other material approvals and consents of any self-regulatory organization or governmental authority in, of or with jurisdiction in, the United States of America or the United Kingdom required to consummate the transactions contemplated by the Merger Agreement.

These and other conditions of the Offer are described in the Offer to Purchase. See “Section 15 Conditions of the Offer” of the Offer to Purchase. See also “Section 16 Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Monex obtaining financing.

Neither Monex nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than Deutsche Bank Securities Inc., which is acting as dealer manager for the Offer, Innisfree M&A Incorporated (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Monex or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to tender Shares in the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MONEX, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.